Movie Gallery, Inc. Announces Extension of Exchange Offer for All of its Outstanding 11% Senior Notes Due 2012 to 5:00 p.m. on September 12, 2005


DOTHAN, ALABAMA - September 7, 2005 - Movie Gallery, Inc. (NASDAQ: MOVI), announced today that it has extended its offer (the "Exchange Offer") to issue, in a transaction registered under the Securities Act of 1933, $325,000,000 aggregate principal amount of its 11% Senior Notes due 2012, in exchange for a like principal amount of its issued and outstanding 11% Senior Notes due 2012. The Exchange Offer was originally scheduled to expire at 5:00 p.m., New York City time, on September 6, 2005, but has been extended until 5:00 p.m., New York City time, on September 12, 2005. At 5:00 p.m. on September 6, 2005, there were $324,500,000 in aggregate principal amount of 11% Senior Notes tendered.

Questions regarding the Exchange Offer should be addressed to Mr. Barton Donaldson, SunTrust Bank, Atlanta, Corporate Trust Division, at (404) 588-7266.

About Movie Gallery
Movie Gallery is the second largest North American video rental company with annual revenue in excess of $2.5 billion and approximately 4,700 stores located in all 50 U.S. states, Canada and Mexico. Since the Company's initial public offering in August 1994, Movie Gallery has grown from 97 stores to its present size through acquisitions and new store openings.

Contacts
Financial - Thomas D. Johnson, Jr., Movie Gallery, Inc., (503) 570-1950
Media - Andrew B. Siegel, Joele Frank, Wilkinson Brimmer Katcher, (212) 355-4449 ext. 127


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